Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 22, 2018, relating to the balance sheet of Pure Acquisition Corp. as of December 31, 2017, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from November 13, 2017 (Inception) to December 31, 2017, appearing in the Registration Statement on Form S-1, File No. 333-223845 and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
April 12, 2018